As filed with the Securities and Exchange Commission on August 16, 2013
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_______________________________________________________________________________
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_______________________________________________________________________________
HERTZ GLOBAL HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	20-3530539 (I.R.S. Employer Identification Number)
225 Brae Boulevard
Park Ridge, New Jersey 07656-0713
(Address, including ZIP Code, of registrant’s principal executive offices)

Amended and Restated Hertz Global Holdings, Inc. Employee Stock Purchase Plan
(Full title of the plan)

J. Jeffrey Zimmerman
Executive Vice President, General Counsel and Corporate Secretary
Hertz Global Holdings, Inc.
225 Brae Boulevard
Park Ridge, New Jersey 07656-0713
(201) 307-2000

(Name, Address, and Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐	Non-accelerated filer	☐	Smaller reporting company	☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to Be Registered(1)(2)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)

Common Stock, par value $0.01 per share	5,000,000	$24.45	$122,250,000	$16,674.90
(1)
In addition to the shares set forth in the table, the number of shares registered includes an indeterminable number of shares of Common Stock issuable under the Plan (as defined below), as this amount may be adjusted as a result of a stock dividend, stock split, or similar transactions as permitted by Rule 416(a) under the Securities Act of 1933, as amended (“Securities Act”).

(2)
Computed pursuant to Rule 457(c) and (h) under the Securities Act, solely for the purpose of determining the registration fee, based upon an assumed price of $24.45 per share, which is the average of the high and low prices of Hertz Global Holdings, Inc. Common Stock on August 15, 2013, as reported on the New York Stock Exchange.

(3)	Computed pursuant to Section 6 and Rule 457(o) under the Securities Act by multiplying 0.00013640 and the proposed maximum aggregate offering price.

EXPLANATORY NOTE

This registration statement on Form S−8 (this “Registration Statement”) is being filed to register an additional 5,000,000 shares (the “Shares”) of Common Stock, par value $0.01 per share (“Common Stock”), of Hertz Global Holdings, Inc. (the “Company”) available for issuance under the Amended and Restated Hertz Global Holdings, Inc. Employee Stock Purchase Plan (the “Plan”). The Shares are being registered in addition to the Common Stock previously registered for issuance on the Company’s registration statement on Form S−8 (File No. 333-151103) concerning the Hertz Global Holdings, Inc. Employee Stock Purchase Plan as filed with the Securities and Exchange Commission (the “Commission”) on May 22, 2008 (the “2008 Registration Statement”). In accordance with Section E of the General Instructions to Form S−8, the contents of the 2008 Registration Statement are incorporated herein by reference, except to the extent supplemented, amended or superseded by the information set forth herein.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Documents by Reference
The following documents previously filed by the Company with the Commission are incorporated herein by reference:

a.	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the Commission on March 4, 2013;

b.
The Company’s Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2013, filed with the Commission on May 2, 2013 and for the quarterly period ended June 30, 2013, filed with the Commission on August 2, 2013;

c.
The Company’s Current Reports on Form 8-K filed with the Commission on January 17, 2013, March 12, 2013, March 14, 2013, April 9, 2013, May 10, 2013, May 17, 2013, August 13, 2013 and August 16, 2013; and

d.
The description of the Company’s Common Stock contained in the Registration Statement on Form 8-A filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on November 8, 2006 and any amendment or report filed for the purpose of updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicate that all securities offered hereby have been sold or that deregister all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents. Nothing in this Registration Statement shall be deemed to incorporate any information provided in these documents that is described in paragraph (d)(1), (d)(2), (d)(3) or (e)(5) of Item 407 of Regulation S-K promulgated by the Commission or Item 2.02 or Item 7.01 of Form 8-K or otherwise furnished under applicable Commission rules rather than filed and exhibits furnished in connection with such items.
Item 6. Indemnification of Directors and Officers
Section 145 of the Delaware General Corporation Law, or “DGCL,” provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper. Any such indemnified person’s rights to indemnification may not be eliminated after the occurrence of the act or omission giving rise to a claim in respect of which indemnification is sought, unless the relevant indemnification provision expressly permits such elimination.
Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director: (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) under Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions); or (4) for any transaction from which the director derived an improper personal benefit.
Article Fifth, Section (h) of the Company’s Amended and Restated Certificate of Incorporation provides that, to the fullest extent permitted by the DGCL, as the same exists or may be amended, a director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. Article Fifth, Section (i) of the Company’s Amended and Restated Certificate of Incorporation provides further that the Company shall indemnify and advance expenses to a director of the Company to the fullest extent permitted by the DGCL, as the same exists or may be amended. The Company is only obligated to indemnify or advance expenses to a director of the Company in respect of an action, suit or proceeding instituted by such director if it has been authorized by the Company’s board of directors.
Section 6.01 of the Company’s Amended and Restated By-Laws, (the “By-laws”), provides that the Company shall indemnify, to the fullest extent permitted by the DGCL and other applicable law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (each, a “proceeding”), by reason of the fact that he or she is or was or has agreed to become a director or officer of the Company, or while serving as a director or officer of the Company, is or was serving or has agreed to serve at the request of the Company as a director, officer, employee, manager or agent of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her or on his or her behalf in connection with such proceeding and any appeal therefrom, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal proceeding had no reasonable cause to believe his or her conduct was unlawful; provided that in the case of an action or suit by or in the right of the Company to procure a judgment in its favor (1) such indemnification shall be limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person in the defense or settlement of such action or suit, and (2) no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper. Notwithstanding the foregoing, but subject to Section 6.05 of the By-laws, the Company shall not be obligated to indemnify a director or officer of the Company in respect of a proceeding (or part thereof) instituted by such director or officer, unless such proceeding (or part thereof) has been authorized in the specific case by the board of directors.
Section 6.01 of the By-laws further provides that the termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal proceeding, had reasonable cause to believe that his or her conduct was unlawful.
Section 6.04 of the By-laws provides that the Company shall advance expenses (including attorney’s fees) incurred by a present or former director or officer of the Company in defending any civil, criminal, administrative or investigative proceeding upon written request by such person and delivery of an undertaking by such person to repay such amount if it is ultimately determined that such person is not entitled to indemnification by the Company.
The Company has also obtained officers’ and directors’ liability insurance which insures against liabilities that officers and directors of the Company may, in such capacities, incur.

The Company has entered into indemnification agreements with each of its directors providing the directors contractual rights to indemnification and advancement of expenses as well as additional indemnification rights as provided in the indemnification agreements.
The Company, as part of its Amended and Restated Employment Agreement with its Chief Executive Officer, Mark P. Frissora, has agreed to indemnify and hold him harmless to the fullest extent permitted by Delaware law from and against any and all liabilities, costs, claims and expenses including without limitation all costs and expenses incurred in defense of litigation, including attorneys’ fees, arising out of his employment with the Company, except to the extent arising out of or based upon his gross negligence or willful misconduct.
Item 8.    Exhibits
The following exhibits are filed herewith or incorporated by reference as a part of this Registration Statement:

Exhibit No.	Description
4.1
Amended and Restated Certificate of Incorporation of Hertz Global Holdings, Inc. (Incorporated by reference to Exhibit 3.1 of the Annual Report on Form 10-K of Hertz Global Holdings, Inc., as filed on March 30, 2007)

4.2
Amended and Restated By-Laws of Hertz Global Holdings, Inc., effective May 15, 2013 (Incorporated by reference to Exhibit 3.2 of the Current Report on Form 8-K of Hertz Global Holdings, Inc., as filed on May 17, 2013)

5	Opinion of Jenner & Block LLP (filed herewith)
15	Letter from PricewaterhouseCoopers LLP (filed herewith)
23.1	Consent of PricewaterhouseCoopers LLP (filed herewith)
23.2	Consent of Jenner & Block LLP (included in Exhibit 5 hereto)
24	Powers of Attorney (included on signature page hereof)
99
Amended and Restated Hertz Global Holdings, Inc. Employee Stock Purchase Plan, as amended and restated. (Incorporated by reference to Annex A of the Definitive Proxy Statement on Schedule 14A of Hertz Global Holdings, Inc., as filed on March 28, 2013)

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Park Ridge, New Jersey, on this sixteenth day of August, 2013.

HERTZ GLOBAL HOLDINGS, INC.

By:	/s/ Elyse Douglas
	Name:	Elyse Douglas
	Title:	Senior Executive Vice President and Chief Financial Officer

KNOW ALL MEN BY THESE PRESENTS, that each undersigned does hereby make, constitute and appoint each of Mark P. Frissora, Elyse Douglas, J. Jeffrey Zimmerman and Richard J. Frecker, jointly and severally, as his or her true and lawful attorney-in-fact and agent, acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) and supplements to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as he or she might or could do if personally present at the doing thereof, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Mark P. Frissora	Chief Executive Officer and Chairman of the Board of Directors	August 16, 2013
Mark P. Frissora
/s/ Elyse Douglas	Senior Executive Vice President and Chief Financial Officer	August 16, 2013
Elyse Douglas
/s/ Jatindar Kapur	Senior Vice President, Finance and Corporate Controller	August 16, 2013
Jatindar Kapur
	Lead Director	August 16, 2013
George W. Tamke
/s/ Barry H. Beracha	Director	August 16, 2013
Barry H. Beracha
/s/ Carl T. Berquist	Director	August 16, 2013
Carl T. Berquist
/s/ Michael J. Durham	Director	August 16, 2013
Michael J. Durham
	Director	August 16, 2013
Carolyn Everson
/s/ Debra Kelly-Ennis	Director	August 16, 2013
Debra Kelly-Ennis
/s/ Michael F. Koehler	Director	August 16, 2013
Michael F. Koehler
	Director	August 16, 2013
Linda Fayne Levinson
/s/ Henry C. Wolf	Director	August 16, 2013
Henry C. Wolf

EXHIBIT INDEX

Exhibit No.	Description
4.1
Amended and Restated Certificate of Incorporation of Hertz Global Holdings, Inc. (Incorporated by reference to Exhibit 3.1 of the Annual Report on Form 10-K of Hertz Global Holdings, Inc., as filed on March 30, 2007)

4.2
Amended and Restated By-Laws of Hertz Global Holdings, Inc., effective May 15, 2013 (Incorporated by reference to Exhibit 3.2 of the Current Report on Form 8-K of Hertz Global Holdings, Inc., as filed on May 17, 2013)

5	Opinion of Jenner & Block LLP (filed herewith)
15	Letter from PricewaterhouseCoopers LLP (filed herewith)
23.1	Consent of PricewaterhouseCoopers LLP (filed herewith)
23.2	Consent of Jenner & Block LLP (included in Exhibit 5 hereto)
24	Powers of Attorney (included on signature page hereof)
99
Amended and Restated Hertz Global Holdings, Inc. Employee Stock Purchase Plan, as amended and restated. (Incorporated by reference to Annex A of the Definitive Proxy Statement on Schedule 14A of Hertz Global Holdings, Inc., as filed on March 28, 2013)